                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ICI Funding Corporation:


We consent to the use of our report dated March 3, 1997, except as to Note 10 to the financial statements which is as of March 31, 1997, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus. Our report dated March 3, 1997, except as to note 10 to the financial statements which is as of March 31, 1997, contains an explanatory paragraph stating the Company adopted the provisions of Statement of Financial Accounting Standards, No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.


                                          KPMG Peat Marwick LLP



Orange County, California
August 20, 1997